Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1 relating to the financial statements of Laser Photonics Corporation as of December 31, 2025 and for the year then ended, included in their Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 9, 2026